Exhibit 99.1

Coldwater Creek Announces Fourth Quarter and 2007 Results
Provides Fiscal Year 2008 Guidance and
Outlines Strategic Initiatives for Fiscal 2008

SANDPOINT, Idaho, March 5, 2008 — Coldwater Creek Inc. (NASDAQ: CWTR) today reported financial results for the three and twelve month periods ended February 2, 2008.

Fourth Quarter Operating Results

•                  Net sales were $345.5 million, compared to $366.6 million in the fourth quarter of 2006, primarily a result of a mid single-digit percent decrease in comparable retail traffic as well as a lower average price per transaction due to clearance sales. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa test concept locations, were $226.3 million versus $224.3 million in the fiscal 2006 fourth quarter.  Comparable store sales declined 19.2 percent in the fourth quarter from the same period last year.  Direct sales (phone and internet) were $119.3 million, compared to $142.3 million in the same period last year.

•                  Gross profit for the fiscal 2007 fourth quarter was $103.7 million, or 30.0 percent of net sales, compared with $149.8 million, or 40.9 percent of net sales, for the fiscal 2006 fourth quarter. The decrease in gross profit rate was primarily due to increased promotions related to clearance activity and a $7.9 million write-down related to aged and slow moving inventory, as the Company positions its inventory levels for the current environment.

•                  Selling, general and administrative expenses for the fiscal 2007 fourth quarter were $133.9 million, or 38.7 percent of net sales, compared with $125.8 million, or 34.3 percent of net sales, for the fiscal 2006 fourth quarter. The increase in selling, general and administrative expenses of $8.1 million was driven primarily by costs associated with the Company’s retail expansion.

•                  Net loss for the three-month period ended February 2, 2008 was $17.0 million, or $0.19 per basic and diluted share, compared with net income of $15.9 million, or $0.17 per diluted share, for the three-month period ended February 3, 2007.

Fiscal Year Ended February 2, 2008 Results

•                  Net sales were $1.15 billion versus $1.05 billion in 2006.  Sales from the retail segment were $775.1 million versus $664.2 million in the comparable period last year.  Direct sales were $376.4 million, compared with $390.4 million in 2006.

•                  Gross profit for 2007 was $450.2 million, or 39.1 percent of net sales, compared with $471.0 million, or 44.7 percent of net sales, in 2006.

•                  Selling, general and administrative expenses for 2007 were $460.9 million, or 40.0 percent of net sales, compared with $387.1 million, or 36.7 percent of net sales, last year.

•                  Net loss for the year was $2.5 million, or $0.03 per basic and diluted share, compared with net income of $55.4 million, or $0.59 per diluted share, in 2006.

“Although our fourth quarter results were in-line with our revised guidance, we are clearly not satisfied with our performance,” said Daniel Griesemer, chief executive officer and president of Coldwater Creek.  “In fiscal 2008, we intend to focus our strategic attention on our product assortment and ensuring an exceptional customer experience across the brand. We believe that through discipline and execution on these two key aspects of our business, we will succeed in restoring our regular price heritage and improving margins.”

Mr. Griesemer continued, “We are keenly focused on the large opportunity ahead and have begun a series of corrective actions related to our product and customer experience. We are trimming our SKU count by at least 20 percent and right-sizing inventories consistent with the business climate, in an effort to decrease markdowns. Additionally, we have furthered our cost control initiatives, including lowering our national advertising expenses by approximately 70 percent and reducing our catalog circulation by approximately 20 percent. We are moderating our retail expansion in 2008 with approximately 50 planned store openings.  We will fund this growth with cash on hand and the cash generated from ongoing operations. In the current macroeconomic environment, we continue to be offered strategic locations with increasingly attractive lease terms. Overall, we are encouraged by the progress we are making and believe we are taking the right steps to strengthen our standing as a premier destination for the baby boomer shopper and position Coldwater Creek to return to sustainable profitability.  Despite the lack of visibility in the current environment, we are cautiously optimistic about the back half of 2008.  We expect the benefits of our strategic initiatives will begin to be reflected in our financial results in the second half of the year with further improvements in 2009 as our stores and merchandise more fully reflect the adjustments we are making to restore our brand direction.”

Store Openings

The Company opened 12 new stores during the three-month period ended February 2, 2008, bringing its store count at the end of the fiscal year to 306 stores.  The Company anticipates opening approximately 50 new stores in fiscal 2008.

Liquidity and Inventory

At the end of fiscal 2007, the company had $62.5 million in cash, $115.8 million in working capital and no borrowings under its bank facility. This compares to $148.7 million in cash and $173.3 million in working capital at the end of fiscal 2006.  The reduction in cash reflects the Company’s accelerating $36.4 million in inventory purchases to take advantage of prompt-pay discounts and $25.0 million in stock repurchases during the second half of fiscal year 2007.  The Company believes that the cash-on-hand and working capital, along with cash flow from operations will be sufficient to fund operations and anticipated capital expenditures as the Company continues to expand its retail channel in fiscal 2008.

Inventory increased to $140.0 million at the end of fiscal 2007, compared to $127.0 million at the end of fiscal 2006, primarily as the result of the addition of 66 premium retail stores since the end of fiscal 2006.  Inventory at retail stores, including the distribution center, decreased 9.3 percent on a square foot basis, year-over-year.

2008 Guidance

The Company expects sales and earnings per share in the following ranges:

	Q108	Q208	Q308	Q408	Full Year 2008
Sales (In millions)	$233 - $246	$215 - $239	$261 - $279	$338 - $361	$1,047 - $1,125
EPS	($0.17) - ($0.14)	($0.09) - ($0.03)	$0.02 - $0.07	$0.04 - $0.10	($0.20) - Even
Appx. Store Openings	9	6	16	19	50

This guidance reflects the Company’s plans to open a total of approximately 50 stores for the full year in fiscal 2008. As a result, capital expenditures for fiscal 2008 are expected to be approximately $90.0 million, primarily associated with the Company’s retail store expansion, as well as investments in information technology and other corporate-related capital expenditures.

In addition, the Company plans to spend approximately $10 million on national brand advertising in fiscal 2008 and expects to mail approximately 104 million catalogs, of which, approximately 32 million will be the Coldwater Creek Catalog. This compares with approximately $30 million in 2007 on national brand advertising and approximately 129 million catalogs mailed in fiscal 2007, of which, approximately 30 million were associated with the retail store-focused Coldwater Creek Catalog.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, March 5, 2007 at 4:45 p.m. (Eastern) to discuss fiscal 2007 fourth quarter and year end results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=46364.  Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, March 12, 2007. The replay can be accessed by dialing 719-457-0820 and giving the passcode “2717467”. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of premium retail stores located across the country, an Internet site at http://www.coldwatercreek.com/ and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our projected fiscal 2008 sales, earnings per share, store openings, capital expenditures, advertising expenses, catalog circulation, and inventory levels. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

  •                          the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, economic, political and competitive conditions and the possibility that because of lower than expected customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

  •                          the possibility that our cost cutting efforts will not be successful;

  •                          unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores;

  •                          our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both;

  •                          delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

  •                          increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

  •                          unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

  •                          uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

  •                          the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

  •                          the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

  •                          new interpretations of or changes to current accounting rules;

  •                        risks associated with our dependence on a single distribution facility;

  •                        risks associated with a failure by independent manufacturers to comply with our quality, product safety and labor practices requirements;

  •                        our ability to hire, retain and train key personnel;

and such other factors as are discussed in our Quarterly Reports on Form 10-Q, as may be amended, and in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

Contact:

  COLDWATER CREEK INC.

  Marie Hirsch

  Director of Investor Relations

  208-265-7354

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Twelve Months Ended
Statements of Operations:	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
Net sales	$345,543	$366,557	$1,151,472	$1,054,611
Cost of sales	241,811	216,794	701,289	583,604
Gross profit	103,732	149,763	450,183	471,007
Selling, general and administrative expenses	133,877	125,792	460,852	387,112
Income (Loss) from operations	(30,145)	23,971	(10,669)	83,895
Interest, net, and other	804	2,450	6,793	7,672
Income (Loss) before income taxes	(29,341)	26,421	(3,876)	91,567
Income tax provision (benefit)	(12,322)	10,514	(1,388)	36,195
Net income (loss)	$(17,019)	$15,907	$(2,488)	$55,372

Net income (loss) per share - Basic	$(0.19)	$0.17	$(0.03)	$0.60

Weighted average shares outstanding - Basic	90,954	93,111	92,801	92,616

Net income (loss) per share - Diluted	$(0.19)	$0.17	$(0.03)	$0.59

Weighted average shares outstanding - Diluted	90,954	94,606	92,801	94,485

Supplemental Data:

	Three Months Ended		Twelve Months Ended
Operating Statistics:	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007

Catalogs mailed	45,106	48,024	128,551	118,690
Premium retail store count			306	239
Spa store count			9	6
Resort store count			—	1
Outlet store count			30	26
Premium retail store square footage			1,783	1,338

	Three Months Ended		Twelve Months Ended
Segment Net Sales:	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007

Retail	$226,257	$224,253	$775,082	$664,170
Direct	119,286	142,304	376,390	390,441
Total	$345,543	$366,557	$1,151,472	$1,054,611

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS

	February 2, 2008	February 3, 2007
CURRENT ASSETS:
Cash and cash equivalents	$62,479	$148,680
Receivables	28,520	22,138
Inventories	139,993	126,953
Prepaid and other	30,465	13,626
Prepaid and deferred marketing costs	13,662	9,251
Deferred income taxes	9,119	6,000

Total current assets	284,238	326,648

Property and equipment, net	328,991	247,385
Deferred income taxes	7,680	2,070
Restricted cash	2,664	3,552
Other	686	820

Total assets	$624,259	$580,475

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$75,936	$85,412
Accrued liabilities	87,300	60,941
Current deferred co-branded credit card revenue	5,252	5,385
Income taxes payable	—	1,591

Total current liabilities	168,488	153,329

Deferred rents	122,819	92,175
Deferred co-branded credit card revenue	7,064	8,771
Supplemental Employee Retirement Plan	8,041	7,046
Capital leases and other financing obligations	14,467	1,008
Other	1,517	690

Total liabilities	322,396	263,019

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 90,796,551 and 93,168,138 shares issued, respectively	908	932
Additional paid-in capital	110,010	124,302
Accumulated Other Comprehensive Loss	(2,014)	(3,225)
Retained earnings	192,959	195,447

Total stockholders’ equity	301,863	317,456

Total liabilities and stockholders’ equity	$624,259	$580,475

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve Months Ended
	February 2, 2008	February 3, 2007

OPERATING ACTIVITIES:
Net income (loss)	$(2,488)	$55,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,453	38,860
Stock compensation expense	5,241	3,753
Supplemental Employee Retirement Plan expense	3,475	1,444
Deferred rent amortization	(5,840)	(3,907)
Deferred income taxes	(9,503)	(1,585)
Excess tax benefit from exercises of stock options	(2,264)	(8,958)
Net (gain) loss on asset dispositions and impairments	1,746	843
Other	23	14
Net change in current assets and liabilities:
Receivables	(6,382)	6,676
Inventories	(13,040)	(40,644)
Prepaid and other	(16,309)	(4,419)
Prepaid and deferred marketing costs	(4,411)	1,187
Accounts payable	(11,506)	8,552
Accrued liabilities	20,635	11,262
Income taxes payable	932	(122)
Deferred co-branded credit card revenue	(1,840)	5,616
Deferred rents	40,772	37,648
Other changes in non-current assets and liabilities	665	(1,006)
Net cash provided by operating activities	52,359	110,586

INVESTING ACTIVITIES:
Purchase of property and equipment	(121,263)	(106,215)
Proceeds from asset dispositions	1,673	—
Change in restricted cash	888	—
Net cash used in investing activities	(118,702)	(106,215)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and ESPP purchases	2,966	3,495
Excess tax benefit from exercises of stock options	2,264	8,958
Purchase and retirement of treasury stock	(25,046)	—
Payments on capital lease obligations	(42)	—
Net cash (used in) provided by financing activities	(19,858)	12,453

Net (decrease) increase in cash and cash equivalents	(86,201)	16,824
Cash and cash equivalents, beginning	148,680	131,856

Cash and cash equivalents, ending	$62,479	$148,680